Exhibit 10.6

September 27, 2011

Paul F. McLaughlin
[Address]

Re:    Letter Amendment to Management Agreement with an effective date of July 24, 2000

Dear Paul:

This letter shall serve as the Third Amendment (the “Amendment”) to the Management Agreement between Rudolph Technologies, Inc. (“Technologies” or the “Company”) and yourself (“Executive”) with an effective date of July 24, 2000, as amended August 20, 2009 and May 19, 2010 (the “Agreement”). The effective date of this Amendment shall be the date first set forth above (“Amendment Effective Date”. The Company respectfully requests that the Management Agreement be amended, as follows:

A.	Delete Section 4.(c) in its entirety and replace it with the following:

“(c)
Severance Obligation. In the event Executive's employment is terminated by Technologies without Cause or Executive resigns from employment with Technologies with Good Reason, following such Termination and upon execution by Executive of a general release in favor of the Company and its Subsidiaries (i) satisfying all applicable requirements of the Older Workers Benefit-Protection Act, including expiration of the applicable revocation period, and (ii) releasing any and all claims against the Company and its Subsidiaries, Technologies shall continue to pay Executive (or his estate) his Base Salary (as in effect on the Termination Date) his bonus (as was paid for the most recent completed bonus period) for a period of two (2) years following the Termination Date, payable in accordance with Technologies' normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law and all unvested options, restricted stock units or other awards granted in accordance with the Stock Plan as of the date of this Agreement as well as those granted after the date of this Agreement (“Awards”) shall fully vest, provided that such Awards have not already accelerated under the Stock Plan. None of the above Awards was granted at less than fair market value. The Awards shall be exercisable within the shorter of:

(x) two (2) years from the Termination Date or December 31, 2014, whichever is sooner; or

(y)	the remaining term of the exercise life of the respective Award as of the Termination Date.
In the event the Executive's employment with Technologies is terminated for any other reason, Technologies shall have no obligation to make any severance or other payment to or on behalf of Executive. Notwithstanding the foregoing, in the event that Executive shall breach any of his obligations under this Agreement, Technologies shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4.”

B.	Delete Section 4.(d) iii.1. in its entirety and replace it with the following:

“1.	Two and one half (2½) years from the Termination Date; or December 31, 2014 whichever is sooner; or”

C.	Delete Section 4.(e) in its entirety and replace it with the following:

“(e)
Retention Incentive. If Executive remains in the employ of Company through December 31, 2014 and retires at any time thereafter (the date of such retirement, the “Retirement Date”), Executive shall be entitled to the following benefits:

i.	Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the Retirement

Date, plus an amount equal to all earned but unused vacation hours through the Retirement Date and reimbursement for all reasonable expenses, less any deductions required by applicable law; and

ii.
Accelerated Vesting. All unvested options, restricted stock units or other awards granted in accordance with the Stock Plan as of the date of this Agreement as well as those granted after the date of this Agreement (“Awards”) shall fully vest, provided that such Awards have not already accelerated under the Stock Plan. None of the above Awards was granted at less than fair market value. The Awards shall be exercisable within the shorter of:

1.	within ninety (90) days of the Retirement Date; or

2.	the remaining term of the exercise life of the respective Award as of the Retirement Date.

iii.
Health Savings Account. A Health Savings Account (“HSA”), in the amount of $160,000.00 shall be established as of June 30, 2012 for the benefit of the Executive and his spouse whereby, after Executive's retirement, Executive can pay for his and his spouse's Qualified Medical Expenses as reflected in IRS Publication 502. Thereafter, an additional amount of $40,000.00 shall be added to the HSA on or about the Retirement Date. Executive shall have the option to elect to continue participation in the Company's medical benefit plans for any duration, interrupted or not, after his retirement at the Executive's expense. Eligibility for the Company medical plan will be determined by the plan in place at that time.”

D.	Delete Section 5.(b) and 5.(c) in their entirety and replace these sections with the following:

“(b)
Termination Following a Change of Control. If, within one (1) year following the occurrence of a “Change of Control” as defined in Section 1 herein, Executive's employment with Company is terminated: (A) by Company for any reason other than for “Cause” as defined in Section 1 herein; (B) by Executive for “Good Reason” as defined in Section 1 herein, having given the Company ninety (90) days advanced written notice of the existence of the “Good Reason” condition, and where Company has had thirty (30) days to remedy the “Good Reason” condition and has failed to do so; or (C) upon mutual the agreement of Company and Executive, Executive shall be entitled to the following benefits:

i.
Final Paycheck. Payment, in a lump sum, of any and all base salary due and owing through the Termination Date, plus an amount equal to all earned but unused vacation hours through the Termination Date and reimbursement for all reasonable expenses, less any deductions required by applicable law;

ii.
Continued Payment of Salary. In exchange for a signed, unrevoked General Release, payment of Executive's then-current base salary for a period of twenty-four (24) months, less any deductions required by applicable law;

iii.	Bonus. Payment of Executive's bonus as was paid for the most recent completed bonus period in each of the two (2) years of severance under Section 5(b)ii above;

iv.	Accelerated Vesting. Provided that Executive's Awards have not accelerated under the Stock Plan, then all such Awards shall fully vest;

v.	Option Exercise. Executive shall be entitled to exercise the Options granted herein within the shorter of:

1.	within ninety (90) days from the Termination Date; or

2.	the remaining term of the exercise life of the Options as of the Termination Date.

vi.
Medical and Dental Benefits. Executive shall be entitled to elect to maintain Executive's and his/her dependent's health care benefit coverage to the same extent provided for by and with the same Company/Executive payment contribution percentages under Company's group plans at the time of termination. Such coverage shall extend for a term of one (1) year from the Termination Date unless Executive becomes covered as an insured under another employer's or spousal health care plan. At such time Executive shall notify Company and Company shall cease its obligation to provide for continued health care benefits coverage. For tax purposes, this coverage may be considered income to the Executive.

The severance benefits provided in Section 5 are the exclusive remedies and shall not be provided in addition to those benefits provided in Section 4 of this Agreement.”

E.	Delete Section 7.(h) in its entirety and replace it with the following:

“(h)
Timing of Payments. The payments provided for in this entire agreement, shall be payable pursuant to the specific Section terms but will not begin until after Company's receipt of a signed, unrevoked release of claims (“General

Release”), and shall continue in accordance with Company's customary payroll practices. This General Release must be returned to Company within eighty (80) days, so that payments shall begin no later than ninety (90) days after the Termination Date. All such payments will be subject to applicable payroll or other taxes required to be withheld by Company. Some benefits provided for shall be made in accordance with the Stock Plan. Certain benefits coverage provided for shall begin on the first day of the next full month following the Termination Date with no lapse in coverage.”

F.	Amend the Agreement to include Section 9. RSU Grant which reads as follows:

“9.
Pursuant to the Company's 2009 Stock Plan, as of September 27, 2011 the Company hereby grants to the Executive a total of 60,000 RSU's as a onetime incentive to enter into this Amendment (the “Incentive RSUs”). The Incentive RSUs shall be separate from any other annual or other equity awards granted to the Executive. The Incentive RSUs shall be earned as follows (all earnings per share (EPS) goals used in this incentive are non-GAAP Earnings per Share consistent with the Executive Bonus EPS metric):

(a)	For the years 2012, 2013 and 2014, the Board shall approve an EPS goal for the Company (the “Annual EPS Goals”) for use as a performance metric hereunder.

(b)
100% of the Incentive RSUs granted shall be earned upon the Company meeting the cumulative Annual EPS Goals. Should the Company not meet the total cumulative Annual EPS Goals, Executive shall receive the percent of the Incentive RSUs which equals the percentage of the cumulative Annual EPS Goals that was actually realized.

◦
Example 1: If the Annual EPS Goals are $1.00 in each of the three years, the cumulative Annual EPS Goal is $3.00. Thereafter if the Company realizes an EPS of $0.90 in 2012, $1.10 in 2013 and $1.00 in 2014, for a total EPS of $3.00, then 100% of the Incentive RSUs granted shall be earned. Thus, a total of 60,000 RSUs would be earned.

◦
Example 2: If the Annual EPS Goals are $1.00 in each of the three years, the cumulative Annual EPS Goal is $3.00. Thereafter if the Company realizes an EPS of $0.50 in 2012, $0.50 in 2013 and $0.50 in 2014, for a total EPS of $1.50, then 50% of the Incentive RSUs granted shall be earned. Thus, a total of 30,000 RSUs would be earned.

(c)
In the event that the Company exceeds the cumulative Annual EPS Goals, the RSU earnout shall be increased on a linear basis up to a maximum of 120% of the total Incentive RSUs granted (i.e. up to an additional 12,000 RSUs).

◦
Example 3: If the Annual EPS Goals are $1.00 in each of the three years, the cumulative Annual EPS Goal is $3.00 and therefore 120% of this is $3.60. Thereafter if the Company realizes an EPS of $0.90 in 2012, $1.40 in 2013 and $1.00 in 2014, for a total EPS of $3.30, then 100% of the Incentive RSUs granted shall be earned as well as 50% ($0.30/$0.60) of the incremental RSUs obtainable. Thus, a total of 66,000 RSUs would be earned (60,000 + 6,000).

(d)
If during the term hereof, Executive resigns from employment for Good Reason or Executive's employment with Company is terminated without Cause or following a Change in Control pursuant to Section 5(b) above, then the total Incentive RSU grant set forth in this Section shall fully vest.

(e)
RSUs that have satisfied the EPS performance conditions set forth above, except those Incentive RSUs vesting pursuant to Section 9(d) above, will remain unvested until December 31, 2014, at which time the RSUs earned pursuant to the above performance goals will become vested and paid in shares of Company common stock as long as Executive remains employed by the Company through that date.

(f)	During the course of any individual year, in the event of an acquisition, EPS performance objectives may be modified upon the approval of the Compensation Committee of the Board.

(g)
The Board reserves the right in its sole discretion to exclude any Annual EPS Goal due to circumstances beyond the control of the Executive and thereafter base the RSU earnout on the remaining Annual EPS Goals, up to a 120% maximum on the remaining Annual EPS Goals set forth above.

G.	All other terms and conditions of the Agreement as amended shall remain in full force and effect.

If you are in agreement with the foregoing Amendment to the Agreement please sign below and return one (1) original to my attention and retain the other original for your files.

Very truly yours,

/s/ Daniel H. Berry
Daniel H. Berry
Chairman, Compensation Committee
Rudolph Technologies Board of Directors

The foregoing amended terms and conditions to the Agreement are hereby accepted and agreed to.

Dated:	September 27, 2011	Signature:	/s/ Paul F. McLaughlin
Paul. F. McLaughlin